SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT ON FORM 10-K

Exhibit 21

LIST OF SUBSIDIARIES

Jurisdiction
of
Name of Subsidiaries	Incorporation

100% Owned by Company

Industrias Universales Unidas de Mexico, S.A.	Tijuana, Mexico

Suoftec Light Metal Products B.V	Netherlands

Superior Engineered Technologies, Inc.	Delaware, U.S.A.

Superior Industries de Mexico S.A. de C.V.	Chihuahua, Mexico

Superior Industries International Distribution Corporation	California, U.S.A.

Superior Industries International — Arkansas, Inc.	Arkansas, U.S.A.

Superior Industries International — California, Inc.	California, U.S.A.

Superior Industries International — Kansas, Inc.	Kansas, U.S.A.

Superior Industries International — Michigan, Inc.	Michigan, U.S.A.

Superior Industries International — Tennessee, LLC	Tennessee, U.S.A.

Superior Industries Management Corporation	California, U.S.A.

Superior Performance Products Inc.	Canada

Superior Industries International — Michigan LLC	Delaware

50% Owned Joint Ventures

Suoftec Light Metal Products Production & Distribution Ltd	Tatabanya, Hungary

Topy-Superior Limited	Tokyo, Japan